Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                   Global Medium-Term Subordinated Notes, Series C
                  Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated March 4, 1996
     (To Prospectus Supplement, dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               7.00% Subordinated Fixed-Rate Notes Due
                              March 15, 2011 (the "Notes").
Aggregate
Principal Amount:             $15,000,000.00.

Price to Public:              100%.

Issue Date:                   March 15, 1996.

Stated Maturity:              March 15, 2011.

Interest Rate:                7.00% per annum.

Interest Payment Dates:       Monthly on the 15th day of each month, commencing
                              April 15, 1996, and at Stated Maturity.

Regular Record Dates:         The first day of the month in which each Interest
                              Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The Notes are subject to redemption,  in whole but
                              not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date occurring on or after March
                              15, 1999, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                Smith Barney, Inc.

Agent's Discount
 or Commission:               1.65%.

Minimum Denomination:         $1,000.

CUSIP Number:                 17303 MEY 1.